EXHIBIT 99.1

News Release
TANGER REPORTS FIRST QUARTER RESULTS
Tenant Sales and Rent Spreads Increase for the Trailing Twelve Months

Greensboro, NC, May 6, 2019, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months ended March 31, 2019.

First Quarter Results

•
Net income available to common shareholders was $0.66 per share, or $61.7 million, compared to $0.24 per share, or $22.6 million, for the prior year period. The current year period includes a gain on the sale of four outlet centers totaling $43.4 million, or $0.44 per share.

•	Funds from operations ("FFO") available to common shareholders was $0.57 per share, or $55.9 million, compared to $0.60 per share, or $59.3 million, for the prior year period

FFO is a widely accepted supplemental non-GAAP financial measure used in the real estate industry to measure and compare the operating performance of real estate companies. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release. Per share amounts for net income and FFO are on a diluted basis.
“First quarter results were as anticipated. Our targeted marketing programs and experiential events helped drive increased traffic to our centers,” said Steven B. Tanger, Chief Executive Officer. “As a desired destination for our shoppers, Tanger Centers provide an important, proven and profitable distribution channel for our tenants. Following the recent strategic sale of four non-core, declining assets, we are better positioned to allocate our resources towards our centers with more favorable growth profiles. However, as the year progresses, we continue to expect that our results will be impacted by previously announced store closures. We remain focused on filling vacant space with high volume brand name tenants which do not typically require significant redevelopment capital. With a low 61% payout ratio currently, we plan to maintain a secure dividend and to generate solid cash flows. Supported by our strong balance sheet, these cash flows provide Tanger with stability and allow us to fund selective redevelopment and development projects as we strive to continue to build shareholder value.”

Operating Metrics

The Company’s key portfolio results were as follows:

•	Consolidated portfolio occupancy rate was 95.4% on March 31, 2019, compared to 95.9% on March 31, 2018

•
Blended average rental rates improved 0.6% on a cash basis and 4.7% on a straight-line basis for all renewals and re-tenanted leases that commenced during the trailing twelve months ended March 31, 2019

•	Lease termination fees totaled $1.1 million for first quarters of both 2019 and 2018

•	Portfolio net operating income ("NOI") for the consolidated portfolio decreased 0.8% for the quarter

•	Same Center NOI for the consolidated portfolio decreased 0.5% for the quarter

•
Average tenant sales productivity for the consolidated portfolio was $391 per square foot for the twelve months ended March 31, 2019, compared to $384 per square foot in the comparable prior year period. Average tenant sales for the twelve months ended March 31, 2019 includes the Company's Fort Worth, Texas center, which stabilized in the first quarter of 2019.

•	Same center tenant sales performance for the overall portfolio increased 0.6% for the twelve months ended March 31, 2019 compared to the twelve months ended March 31, 2018

•	Occupancy cost ratio for the trailing twelve months ended March 31, 2019 was 10.0%

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Leasing Activity

Total commenced leases for the trailing twelve months ended March 31, 2019 that were renewed or released for all terms, included 361 leases totaling approximately 1.8 million square feet.

As of March 31, 2019, Tanger had lease renewals executed or in process for 63.0% of the space in the consolidated portfolio scheduled to expire during 2019, compared to 63.9% of the space scheduled to expire during 2018 that was executed or in process as of March 31, 2018.

Tanger recaptured approximately 82,000 square feet within its consolidated portfolio during the first quarter of 2019 related to bankruptcies and brand-wide restructurings by retailers, most of which closed at the end of the quarter. During the first quarter of 2018, the Company recaptured approximately 37,000 square feet.

Strategic Portfolio Management

Consistent with its long-standing history of financial stewardship and strategic portfolio management, Tanger completed the sale of four non-core outlet centers for total gross proceeds of $130.5 million on March 29, 2019. The four properties were located in Nags Head, North Carolina; Ocean City, Maryland; Park City, Utah; and Williamsburg, Iowa and represented 6.8% of Tanger's consolidated portfolio square footage and approximately 5.1% of its forecasted 2019 Portfolio NOI.

With the completion of this sale, Tanger improved its overall portfolio quality by disposing of non-core declining assets that it did not expect would achieve the long-term growth targets for its overall portfolio. Some characteristics that contributed to Tanger identifying these particular assets as non-core include demographic and competitive changes in the markets, incremental capital expenditures related to asset age or market climate, and small asset size without expansion capacity. The average age of the properties sold was 24 years.

The key performance metrics of the four sold centers were well below those of the Company's remaining portfolio, as follows:

Metric	2018 As Reported	2018 Average for Sold Properties	2018 Excluding Sold Properties
TTM tenant sales per square foot for consolidated portfolio	$385	$295	$392
TTM same center tenant sales performance for the overall portfolio	+1.9%	-3.2%	+2.2%
Consolidated portfolio year-end occupancy	96.8%	95.8%	96.9%
Consolidated portfolio cash basis rent spreads for TTM lease commencements	-1.4%	-10.2%	-0.7%
Consolidated portfolio straight-line basis rent spreads for TTM lease commencements	+5.3%	-3.3%	+6.0%

Tanger used the net proceeds of $128.2 million to repay outstanding balances under its lines of credit, but may ultimately utilize a portion of the related increase in line availability for common share repurchases.

Tanger has generated gross proceeds of $402 million through the sale of thirteen non-core assets comprising 2.1 million square feet since December 2014. During this time, the Company has invested over $1 billion to create additional value by expanding its footprint, reinvesting in its portfolio and buying back its shares. This includes the addition of 2.6 million square feet through the development of eight new outlet centers and the acquisition of its joint venture partners' ownership interests in three key assets, along with reinvesting in its existing portfolio through renovations that attract new high-volume retailers.

Dividend

In February 2019, the Company's Board of Directors approved a 1.4% increase in the annualized dividend on its common shares from $1.40 per share to $1.42 per share and simultaneously declared a quarterly dividend of $0.355 per share for the first quarter ended March 31, 2019. This cash dividend will be payable on May 15, 2019 to holders of record on April 30, 2019. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

Balance Sheet and Capital Market Activity

As of March 31, 2019:

•	Total enterprise value was $3.7 billion and debt-to-enterprise value ratio was 43%

•	Total outstanding floating rate debt was approximately $51 million, representing 3% of total consolidated debt outstanding, or less than 2% of total enterprise value

•	Unused capacity under the Company's $600 million unsecured lines of credit was 97.5%, or $584.8 million

•	Weighted average interest rate was 3.6% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 6.2 years

•	Approximately 94% of the Company's consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.2 times for the first quarter of 2019, compared to 4.4 times for the first quarter of 2018

•	FFO payout ratio was 61% for the first quarter of 2019

FFO payout ratio is a supplemental non-GAAP financial measure of the Company's operating performance. The Company's definition of FFO payout ratio is included below in "Non-GAAP Supplemental Measures."

Due to the pending asset sales, the Company did not repurchase any shares during the first quarter. Cumulatively, the Company has repurchased approximately 2.8 million common shares at a weighted average price of $24.48 per share for total consideration of approximately $69.3 million since May 2017. In February 2019, the Company's Board of Directors approved an increase of the remaining authorization to $100 million and an extension of the expiration by two years to May 2021.

Tanger's priority uses of capital at this time include: reinvesting in its assets, paying its dividend, repurchasing its common shares opportunistically, and deleveraging its balance sheet, while evaluating potential long-term opportunities for growth.

Guidance for 2019

The Company has updated its estimated net income and FFO guidance due to the impact of the recent assets sales discussed above. Due to the limited NOI contribution of these assets, the Company does not anticipate any material impact to its Same Center NOI trend assumptions for 2019. Management currently believes its net income and FFO for 2019 will be as follows:

For the year ended December 31, 2019:
	Low Range	High Range
Estimated diluted net income per share	$1.30	$1.36
Depreciation and amortization of real estate assets - consolidated and the Company's share of unconsolidated joint ventures	1.35	1.35
Gain on sale of assets	(0.44)	(0.44)
Other	$0.01	$0.01
Estimated diluted FFO per share	$2.22	$2.28

Tanger's estimates reflect the following key assumptions:

•	Same Center NOI guidance for the consolidated portfolio between (2.00)% and (2.75)%, which reflects the following:

◦
Projected 2019 store closings of up to 200,000 square feet for the consolidated portfolio, including 82,000 square feet that closed late in the first quarter and 86,000 square feet of additional known closures that occurred in April

◦
Projected average occupancy for the year between 94.0% and 94.5%, with occupancy and same center NOI lower in the last nine months than the first three months as a result of the store closings referenced above

•	Projected full year lease termination fees (which are not included in Same Center NOI) of approximately $1.5 million for the consolidated portfolio

•	Incremental revenue of approximately $5 million, or $0.05 per share, from the straight-line recognition of fixed common area maintenance related to the implementation of the new lease standard

•
Average general and administrative expense of between $12.3 million and $12.7 million per quarter, which includes approximately $4 - $5 million, or $0.04 - $0.05 per share, of incremental expense related to the implementation of the new lease standard

•
Interest expense for the year for the consolidated portfolio of $61.0 million to $63.5 million, assuming all of the net proceeds from the asset sales completed in March 2019 are used to repay outstanding debt balances

•	The Company's share of interest expense in the unconsolidated portfolio of $8.4 million to $8.9 million

•	2019 weighted average diluted common shares of approximately 92.6 million for earnings per share and 97.5 million for FFO per share

•	Combined recurring capital expenditures and second generation tenant allowances of approximately $36 million to $40 million

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

First Quarter Conference Call

Tanger will host a conference call to discuss its first quarter results for analysts, investors and other interested parties on Tuesday, May 7, 2019, at 8:30 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 6486093 to be connected to the Tanger Factory Outlet Centers First Quarter 2019 Financial Results call. Alternatively, the call will be web cast by S&P Global Market Intelligence and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from May 7, 2019 at 11:00 a.m. through May 14, 2019 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 6486093. An online archive of the web cast will also be available through May 14, 2019.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 40 upscale outlet shopping centers. Tanger's operating properties are located in 20 states coast to coast and in Canada, totaling approximately 14.4 million square feet leased to over 2,900 stores operated by more than 500 different brand name companies. The Company has more than 38 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 181 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended March 31, 2019. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions, and include the Company's expectations regarding its financial results and the assumptions used to forecast such expected results, uses of capital, dividend, cash flows, filling vacant space and share repurchases.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond our control and which could materially affect our actual results, performance or achievements. Important factors which may cause actual results to differ materially from current expectations include, but are not limited to: our inability to develop new outlet centers or expand existing outlet centers successfully; risks related to the economic performance and market value of our outlet centers; the relative illiquidity of real property investments; impairment charges affecting our properties; our dispositions of assets may not achieve anticipated results; competition for the acquisition and development of outlet centers, and our inability to complete outlet centers we have identified; environmental regulations affecting our business; risk associated with a possible terrorist activity or other acts or threats of violence and threats to public safety; our dependence on rental income from real property; our dependence on the results of operations of our retailers; the fact that certain of our properties are subject to ownership interests held by third parties, whose interests may conflict with ours; risks related to uninsured losses; the risk that consumer, travel, shopping and spending habits may change; risks associated with our Canadian investments; risks associated with attracting and retaining key personnel; risks associated with debt financing; risk associated with our guarantees of debt for, or other support we may provide to, joint venture properties; the effectiveness of our interest rate hedging arrangements; uncertainty relating to the potential phasing out of LIBOR; our potential failure to qualify as a REIT; our legal obligation to make distributions to our shareholders; legislative or regulatory actions that could adversely affect our shareholders, including the recent changes in the U.S. federal income taxation of U.S. businesses; our dependence on distributions from the Operating Partnership to meet our financial obligations, including dividends; the risk of a cyber-attack or an act of cyber-terrorism and other important factors set forth under Item 1A - "Risk Factors" in the Company's and the Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 2018, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2019	2018
Revenues:
Rental revenues (1)	$119,954	$120,656
Management, leasing and other services (2)	1,342	1,199
Other revenues	1,859	1,680
Total revenues	123,155	123,535
Expenses:
Property operating	42,377	42,218
General and administrative (3)	12,145	11,112
Depreciation and amortization	31,760	33,123
Total expenses	86,282	86,453
Other income (expense):
Interest expense	(16,307)	(15,800)
Gain on sale of assets	43,422	—
Other income	224	209
Total other income (expense)	27,339	(15,591)
Income before equity in earnings of unconsolidated joint ventures	64,212	21,491
Equity in earnings of unconsolidated joint ventures	1,629	2,194
Net income	65,841	23,685
Noncontrolling interests in Operating Partnership	(3,315)	(1,217)
Noncontrolling interests in other consolidated partnerships	(195)	370
Net income attributable to Tanger Factory Outlet Centers, Inc.	62,331	22,838
Allocation of earnings to participating securities	(611)	(263)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$61,720	$22,575

Basic earnings per common share:
Net income	$0.66	$0.24

Diluted earnings per common share:
Net income	$0.66	$0.24

(1)
In connection with our adoption of ASC 842 on January 1, 2019, rental revenues includes base rentals, percentage rentals, and expense reimbursements for both periods presented. Additionally, for the three months ended March 31, 2019, rental revenues is presented net of uncollectible tenant revenues and includes a straight-line rent adjustment of $1.5 million to record contractual payments received as consideration from certain executory costs on a straight-line basis.

(2)
Upon adoption of ASC 842, expense reimbursements from joint ventures of $586,000 previously included in expense reimbursements for the three months ended March 31, 2018, which are not related to leases, have been reclassified to management, leasing and other services on the consolidated statements of operations to conform to the current year presentation.

(3)
Upon adoption of ASC 842, indirect internal leasing costs previously capitalized are now expensed. For the three months ended March 31, 2019, lease costs of approximately $1.1 million were expensed as general and administrative expenses which would have been capitalized under the previous accounting standard.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Rental property:
Land	$267,910	$278,428
Buildings, improvements and fixtures	2,639,764	2,764,649
Construction in progress	—	3,102
	2,907,674	3,046,179
Accumulated depreciation	(941,193)	(981,305)
Total rental property, net	1,966,481	2,064,874
Cash and cash equivalents	1,616	9,083
Investments in unconsolidated joint ventures	97,654	95,969
Deferred lease costs and other intangibles, net	106,170	116,874
Operating lease right-of-use assets (1)	87,679	—
Prepaids and other assets	94,224	98,102
Total assets	$2,353,824	$2,384,902

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,137,145	$1,136,663
Unsecured term loan, net	346,950	346,799
Mortgages payable, net	86,572	87,471
Unsecured lines of credit, net	12,117	141,985
Total debt	1,582,784	1,712,918
Accounts payable and accrued expenses	87,536	82,676
Operating lease liabilities (1)	92,354	—
Other liabilities	87,707	83,773
Total liabilities	1,850,381	1,879,367
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 94,102,666 and 93,941,783 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	941	939
Paid in capital	780,936	778,845
Accumulated distributions in excess of net income	(276,491)	(272,454)
Accumulated other comprehensive loss	(27,153)	(27,151)
Equity attributable to Tanger Factory Outlet Centers, Inc.	478,233	480,179
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	25,210	25,356
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	503,443	505,535
Total liabilities and equity	$2,353,824	$2,384,902

(1)	In connection with our adoption of ASC 842 on January 1, 2019, operating lease right-of-use assets and operating lease liabilities were recorded.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	March 31,
	2019	2018
Gross leasable area open at end of period (in thousands):
Consolidated	12,047	12,920
Partially owned - unconsolidated	2,371	2,370
Total	14,418	15,290

Outlet centers in operation at end of period:
Consolidated	32	36
Partially owned - unconsolidated	8	8
Total	40	44

States operated in at end of period (1)	19	22
Occupancy at end of period (1), (2)	95.4%	95.9%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes centers not yet stabilized at period end. The 2018 period excludes our Fort Worth outlet center (which opened during the fourth quarter of 2017).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. We believe that FFO payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FFO, is useful to investors because it facilitates the comparison of dividend coverage between REITs. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution ("FAD") is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of share-based compensation, straight-line rent amounts, market rent amounts, less 2nd generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO:

	Three months ended
	March 31,
	2019	2018
Net income	$65,841	$23,685
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	31,148	32,542
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,130	3,229
Gain on sale of assets	(43,422)	—
FFO	56,697	59,456
FFO attributable to noncontrolling interests in other consolidated partnerships	(195)	370
Allocation of earnings to participating securities	(611)	(477)
FFO available to common shareholders (1)	$55,891	$59,349
FFO available to common shareholders per share - diluted (1)	$0.57	$0.60

Weighted Average Shares:
Basic weighted average common shares	93,303	93,644
Diluted weighted average common shares (for earnings per share computations)	93,303	93,644
Exchangeable operating partnership units	4,961	4,996
Diluted weighted average common shares (for FFO per share computations) (1)	98,264	98,640

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

Reconciliation of FFO to FAD (dollars and shares in thousands)

	Three months ended
	March 31,
	2019	2018
FFO available to common shareholders	$55,891	$59,349
Adjusted for:
Corporate depreciation excluded above	612	581
Amortization of finance costs	747	783
Amortization of net debt discount (premium)	109	101
Amortization of equity-based compensation	3,818	3,392
Straight-line rent adjustments	(1,970)	(1,948)
Market rent adjustments	480	562
2nd generation tenant allowances	(2,974)	(2,926)
Capital improvements	(3,049)	(2,723)
Adjustments from unconsolidated joint ventures	(406)	(271)
FAD available to common shareholders (1)	$53,258	$56,900
Dividends per share	$0.3500	$0.3425
FFO payout ratio	61%	57%
FAD payout ratio	65%	59%
Diluted weighted average common shares (1)	98,264	98,640

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended
	March 31,
	2019	2018
Net income	$65,841	$23,685
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(1,629)	(2,194)
Interest expense	16,307	15,800
Gain on sale of assets	(43,422)	—
Other non-operating income	(224)	(209)
Depreciation and amortization	31,760	33,123
Other non-property expenses	161	388
Corporate general and administrative expenses	12,118	10,754
Non-cash adjustments (1)	(1,472)	(1,367)
Lease termination fees	(1,130)	(1,051)
Portfolio NOI	78,310	78,929
Non-same center NOI (2)	(4,084)	(4,367)
Same Center NOI	$74,226	$74,562

(1)	Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.

(2)	Excluded from Same Center NOI:

Outlet centers sold:
Nags Head, Ocean City, Park City, and Williamsburg	March 2019